Exhibit 99.1
FOR IMMEDIATE RELEASE
TUESDAY, MAY 10, 2011
CARE INVESTMENT TRUST INC. ANNOUNCES
FIRST QUARTER 2011 RESULTS
Reinstates Quarterly Dividend
Company to Host Conference Call on Tuesday, May 17, 2011 to Discuss Quarterly Results
2011 First Quarter Highlights
▪	Declared dividend of $0.135 per share

▪	Announced FFO and AFFO per share for the first quarter of 2011 of $0.23 and $0.20, respectively

▪	Increased cash and cash equivalents to $8.3 million at the end of the first quarter 2011

▪	Achieved successful resolution of Cambridge lawsuit and restructuring of Cambridge investment

▪	Achieved successful resolution of class action lawsuit in connection with Care’s IPO

▪	Generated $6.2 million in cash proceeds from the sale of three of the four properties in the Company’s SMC investment.
NEW YORK — May 10, 2011 — Care Investment Trust Inc. (OTCQX: CVTR) (“Care” or the “Company”), a real estate investment and finance company that invests in healthcare-related real estate, today reported financial results for the first quarter ended March 31, 2011 and announced that it has reinstated its quarterly dividend with a $0.135 per share distribution for the first quarter of 2011.
The Company reported a net loss of $1.1 million, or $0.11 per basic and diluted share. Net income was impacted by a non-cash depreciation charge from the Company’s real estate investments of approximately $3.5 million.
Funds From Operations (FFO) for the first quarter of 2011 were $2.3 million, or $0.23 per basic and diluted share. Adjusted Funds From Operations (AFFO) amounted to $2.0 million, or $0.20 per basic and diluted share. FFO is computed by adding back to net income (loss) the Company’s share of depreciation and amortization of real estate related to Care’s investment in the Cambridge properties and its investment in the Bickford properties. AFFO reflects additional adjustments for other non-cash income and expense items including stock-based compensation, straight-lining of lease revenue, the unrealized gain or loss on the revaluation of partnership units in relation to the Company’s investment in the Cambridge properties and excess cash distributions from the Company’s equity method investments. These adjustments are detailed in the attached Reconciliation of Non-GAAP Financial Measures.

Care Investment Trust Inc.
Portfolio Activity
Wholly-owned and Partially-owned Real Estate
Wholly-owned real estate totaled $111.3 million at March 31, 2011, consisting of investments in 14 assisted and independent living and alzheimers’ facilities, all of which were net leased. In addition, Care had real estate investments in partially-owned entities of $37.0 million at the end of the first quarter 2011, consisting of investments in equity interests in limited liability entities owning nine medical office buildings as well as a joint venture acquisition of four assisted and independent living facilities.
Loan Portfolio
Net investments in loans were $7.3 million as of March 31, 2011. The weighted average spread on the remaining loan investment, which is floating-rate, at March 31, 2011 was 4.06 percent over one-month LIBOR and is scheduled to mature on July 20, 2011. The effective yield on our loan investment was 4.30 percent for the quarter ended March 31, 2011.
Operating Activities
Care generated total revenue of $3.5 million during the 2011 first quarter which included rental revenue of $3.3 million and interest income from investments in loans of $0.2 million.
The Company incurred $2.4 million in operating expenses during the three months ended March 31, 2011, which included $0.1 million in base services fees, $0.3 million in incentive fees to our advisor, TREIT Management, LLC, and $1.1 million in marketing, general and administrative expenses. General and Administrative expenses consist of fees for professional services, including audit, legal and investor relations; directors & officers and other insurance; general overhead costs for the Company and employee salaries and benefits as well as fees paid to our directors. The Company recognized approximately $0.4 million in employee compensation expense during the three months ended March 31, 2011, which did not occur during the comparable period in 2010 when the Company was externally-managed and did not have any employees. Care also incurred $0.9 million of depreciation and amortization expense relating to its investment in the Bickford properties.
Care’s net loss from investments in partially-owned entities amounted to $0.6 million for the three months ended March 31, 2011 and consisted of a $1.1 million non-cash operating loss, after $2.6 million of depreciation charges, related to the Company’s investment in the Cambridge properties as well as equity income of $0.4 million related to Care’s investment in the SMC (Senior Management Concepts) properties.
Interest expense totaled $1.4 million for the three months ended March 30, 2011, which related primarily to the mortgage debt incurred to finance the acquisition of the Bickford properties. The effective interest rate for the quarter on the Company’s mortgage debt borrowings incurred to finance the acquisition of the Bickford properties was 6.88 percent.

Care Investment Trust Inc.
Liquidity and Funding
At March 31, 2011, Care had $8.3 million in cash and cash equivalents. During the first quarter 2011 Care received $1.0 million from a partial paydown of its remaining mortgage investment. In May 2011, the Company generated proceeds of approximately $6.2 million from the sale of three of the Company’s four properties in its SMC investment. As of May 9, 2011, the Company has approximately $13.6 million in cash and cash equivalents.
Conference Call Details
Care will host a conference call on Tuesday, May 17, 2011, at 10:30 a.m. Eastern Time to discuss the first quarter results. The call may be accessed live by dialing (888) 549-7750 or by visiting the Company’s website at www.carereit.com.
Investors may access a replay by dialing (800) 406-7325, passcode 4441004, which will be available through May 24, 2011. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.
About Care Investment Trust
Care Investment Trust Inc. is a real estate investment and finance company that invests in healthcare-related real estate.
Safe Harbor Statement
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond Care Investment Trust Inc.’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting Care Investment Trust Inc.’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements in addition to those factors specified in Care Investment Trust Inc.’s Annual Report on Form 10-K, as well as Care Investment Trust Inc.’s Quarterly Reports on Form 10-Q. Care Investment Trust Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
Funds from Operations and Adjusted Funds from Operations
Funds From Operations, or FFO, which is a non-GAAP financial measure, is a widely recognized measure of REIT performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.
The revised White Paper on FFO, approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

Care Investment Trust Inc.
Adjusted Funds from Operations
Adjusted Funds From Operations, or AFFO, is a non-GAAP financial measure. We calculate AFFO as net income (loss) (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (losses) from sales of property, plus the expenses associated with depreciation and amortization on real estate assets, non-cash equity compensation expenses, the effects of straight lining lease revenue, excess cash distributions from the Company’s equity method investments and one-time events pursuant to changes in GAAP and other non-cash charges. Proportionate adjustments for unconsolidated partnerships and joint ventures will also be taken when calculating the Company’s AFFO.
We believe that FFO and AFFO provide additional measures of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of our own operating results from period to period. The Company uses FFO and AFFO in this way, and also has used AFFO as a performance metric in the Company’s executive compensation program. The Company also believes that its investors also use FFO and AFFO to evaluate and compare the performance of the Company and its peers, and as such, the Company believes that the disclosure of FFO and AFFO is useful to (and expected of) its investors.
However, the Company cautions that neither FFO nor AFFO represent cash generated from operating activities in accordance with GAAP and they should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating FFO and / or AFFO may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported FFO and / or AFFO may not be comparable to the FFO and AFFO reported by other REITs.
For more information on the Company, please visit the Company’s website at www.carereit.com
-Financial Tables to Follow-

FOR FURTHER INFORMATION:

AT CARE INVESTMENT TRUST:

Torey Riso	Steve Sherwyn
President & Chief Executive Officer	Chief Financial Officer & Treasurer
(212) 446-1414	(212) 446-1407
triso@carereit.com	ssherwyn@carereit.com

Care Investment Trust Inc.
Care Investment Trust Inc. and Subsidiaries
Condensed Consolidated Statement of Operations (Unaudited)
(dollars in thousands — except share and per share data)

	Three Months Three Months
	Ended	Ended
	March 31,	March 31,
	2011	2010
	(Successor)	(Predecessor)
Revenue:
Rental income	$3,276	$3,215
Income from investments in loans	245	744

Total Revenue	3,521	3,959

Expenses
Base management and services fees and buyout payments to related party	104	7,929
Incentive fee to related party	305	—
Marketing, general and administrative (including stock-based compensation of $30 and $63, respectively)	1,136	1,816
Depreciation and amortization	868	841
Realized gain on sales and repayments of loans	—	(4)
Adjustment to valuation allowance on loans held at LOCOM	—	(745)

Operating Expenses	2,413	9,837

Loss from investments in partially-owned entities	614	583
Net unrealized loss on derivative instruments	256	578
Interest income	(3)	(47)
Interest expense including amortization and write-off of deferred financing costs	1,354	1,438

Net loss	$(1,113)	$(8,430)

Net loss per share of common stock
Net loss, basic and diluted(1)	$(0.11)	$(0.28)

Weighted average common shares outstanding, basic and diluted(1)	10,140,422	30,310,490

(1)	The weighted average common shares outstanding basic and diluted for the period ended March 31, 2010 are adjusted to reflect the Company’s three-for-two stock split announced in September 2010. The periods above exclude the dilutive effect of warrants convertible into 652, 500 shares because the exercise price was more than the average market price. Also excluded are operating partnership units issued to Cambridge that are held in escrow.

Care Investment Trust Inc.
Care Investment Trust Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(dollars in thousands — except share and per share data)

	For the three months ended
	March 31, 2011
	FFO	AFFO
Net Loss	$(1,113)	$(1,113)
Add:
Depreciation and amortization from partially-owned entities	2,601	2,601
Depreciation and amortization on owned properties	854	854
Stock-based compensation to directors	—	30
Straight-line effect of lease revenue	—	(594)

Excess cash distributions from the Company’s equity method investments	—	1
Obligation to issue OP Units	—	255

Funds From Operations and Adjusted Funds From Operations	$2,342	$2,034

FFO and Adjusted FFO per share basic and diluted	$0.23	$0.20

Weighted average shares outstanding — basic and diluted(1)(2)	10,140,422	10,140,422

(1)	Diluted FFO and AFFO per share calculations exclude the dilutive effect of warrants convertible into 652,500 shares for the period ended March 31, 2011 because the exercise price was more than the average market price.

(2)	Does not include operating partnership units issued to Cambridge that are held in escrow.